EXHIBIT 5.01

                      [Steel Hector & Davis LLP Letterhead]

                                  April 7, 2000

Yupi Internet Inc.
1688 Meridian Avenue, 10th Floor
Miami Beach, Florida 33139

Ladies and Gentlemen:

         We have acted as special Florida counsel to Yupi Internet Inc. (the "Corporation") in connection with the Corporation's filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the "Registration Statement"). The Registration Statement relates to the proposed initial public offering by the Corporation of up to 8,050,000 shares of common stock (the "Common Stock"), par value $.0001 per share, of the Corporation (the "IPO Shares"). The IPO Shares include 1,050,000 shares of Common Stock subject to an over-allotment option granted to the underwriters to be named in the prospectus ("Prospectus") which is included in the Registration Statement.

         In connection therewith, we have examined (1) the Corporation's Third Amended and Restated Articles of Incorporation, as amended to the date hereof (the "Third Amended Articles"), (2) the proposed Amendment to the Third Amended Articles which, when duly approved by the shareholders of the Corporation and properly filed with the Department of State of the State of Florida, will authorize the number of shares of Common Stock necessary for issuance of the IPO shares, (3) the Corporation's Bylaws, (4) resolutions adopted by the Board of Directors of the Corporation providing, among other things, for the issuance of the IPO Shares, and (5) such other corporate documents and records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purposes of this opinion. We have also reviewed the relevant statutory provisions of the Florida Business Corporation Act, and such other legal authority in Florida as we have deemed relevant.

         Based upon and subject to the foregoing, we are of the opinion that the IPO Shares, when issued, paid for and delivered as contemplated in the Registration Statement, for a price approved by the Corporation's Board of Directors, or a duly authorized committee thereof, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to us in the Prospectus contained therein under the caption "Legal Matters."

                                              Very truly yours,

                                              /s/ Steel Hector & Davis LLP
                                              STEEL HECTOR & DAVIS LLP